                                                                                               EXHIBIT 12

                                                    INDIANA MICHIGAN POWER COMPANY
                                    Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                   (in thousands except ratio data)


                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     9/30/02
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds             $ 39,678  $ 35,910  $ 31,442  $ 24,154  $ 21,647  $ 20,229
  Interest on Other Long-term Debt               21,064    27,457    38,623    55,977    56,597    68,989
  Interest on Short-term Debt                     3,248     4,903     9,207    19,263    13,088     1,898
  Miscellaneous Interest Charges                  3,187     3,113     6,754    20,356     3,929     3,498
  Estimated Interest Element in Lease Rentals    79,700    79,300    73,800    74,100    74,000    74,000
                                               --------  --------  --------  --------  --------  --------
     Total Fixed Charges                       $146,877  $150,683  $159,826  $193,850  $169,261  $168,614
                                               ========  ========  ========  ========  ========  ========

Earnings:
  Net Income (Loss)                            $146,740  $ 96,628  $ 32,776 $(132,032) $ 75,788  $ 44,851
  Plus Federal Income Taxes                      74,223    47,210    18,866    (4,524)   49,725    31,729
  Plus State Income Taxes                         7,519     4,938    (7,352)    9,237     9,442     5,543
  Plus Fixed Charges (as above)                 146,877   150,683   159,826   193,850   169,261   168,614
                                               --------  --------  --------  --------  --------  --------
     Total Earnings                            $375,359  $299,459  $204,116  $ 66,531  $304,216  $250,737
                                               ========  ========  ========  ========  ========  ========

Ratio of Earnings to Fixed Charges                 2.55      1.98      1.27      0.34      1.79      1.48
                                                   ====      ====      ====      ====      ====      ====